Exhibit 99.1
July 11, 2019

Contact:	Investor contact:
Media Relations	Chris Berry
(206) 304-0008	VP Finance and Controller
newsroom@alaskaair.com	(206) 392-5260

Alaska Air Group reports June 2019 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported June and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiary Alaska Airlines, Inc. (Alaska) and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines, a subsidiary of RAVN Air.

AIR GROUP
On a combined basis for all operations, Air Group reported a 1.7 percent increase in traffic on a 1.9 percent increase in capacity compared to June 2018. Load factor decreased 0.1 points to 88.2 percent.

The following table shows the operational results for June and year-to-date compared to the prior-year periods:

	June			Year-to-Date
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	4,207	4,188	0.5%	22,442	22,558	(0.5)%
Revenue passenger miles RPM (000,000) "traffic"	5,137	5,050	1.7%	27,087	26,887	0.7%
Available seat miles ASM (000,000) "capacity"	5,825	5,716	1.9%	32,487	32,313	0.5%
Passenger load factor	88.2%	88.3%	(0.1) pts	83.4%	83.2%	0.2 pts

MAINLINE
Mainline reported a 0.6 percent increase in traffic on a 0.7 percent increase in capacity compared to June 2018. Load factor decreased 0.1 points to 88.7 percent. Mainline also reported 81.9 percent of its flights arrived on time in June 2019, compared to 82.4 percent reported in June 2018.

The following table shows mainline operational results for June and year-to-date compared to the prior-year periods:

	June			Year-to-Date
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	3,236	3,275	(1.2)%	17,070	17,673	(3.4)%
RPMs (000,000)	4,641	4,615	0.6%	24,379	24,581	(0.8)%
ASMs (000,000)	5,234	5,199	0.7%	29,114	29,387	(0.9)%
Passenger load factor	88.7%	88.8%	(0.1) pts	83.7%	83.6%	0.1 pt
On-time arrivals as reported to U.S. DOT	81.9%	82.4%	(0.5) pts	79.9%	83.4%	(3.5) pts

REGIONAL
Regional traffic increased 14.0 percent on a 14.3 percent increase in capacity compared to June 2018. Load factor decreased 0.1 points to 83.9 percent. Alaska's regional partners also reported 85.6 percent of its flights arrived on time in June 2019, compared to 85.9 percent in June 2018.

The following table shows regional operational results for June and year-to-date compared to the prior-year periods:

	June			Year-to-Date
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	971	913	6.4%	5,372	4,885	10.0%
RPMs (000,000)	496	435	14.0%	2,708	2,306	17.4%
ASMs (000,000)	591	517	14.3%	3,373	2,926	15.3%
Passenger load factor	83.9%	84.0%	(0.1) pts	80.3%	78.8%	1.5 pts
On-time arrivals as reported to U.S. DOT	85.6%	85.9%	(0.3) pts	82.3%	86.3%	(4.0) pts

Alaska Airlines and its regional partners fly 46 million guests a year to more than 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked "Highest in Customer Satisfaction Among Traditional Carriers in North America" in the J.D. Power North America Airline Satisfaction Study for 12 consecutive years from 2008 to 2019. Learn about Alaska's award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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